Exhibit 10.4

SEVERANCE AGREEMENT

This Severance Agreement is entered into as of August 3, 2011, by and between                             , an individual (“Executive”) and Trex Company, Inc., a Delaware corporation (the “Company”).

Recitals

Executive is an executive officer of the Company. The Company and Executive desire to set forth their agreement pursuant to which Executive will receive certain benefits upon severance from the Company under certain circumstances.

Agreement

Now, therefore, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1. Term. The term of this Agreement (the “Term”) shall begin on the date hereof, and shall end two (2) years thereafter, unless this Agreement is extended by mutual agreement of the parties.

2. Termination of Employment.

(a) Termination by the Company for Cause or at the Election of Executive Without Good Reason. In the event Executive’s employment is terminated for Cause, as defined in Section 3(a), or at the election of Executive for any reason other than Good Reason, as defined in Section 3(b), the Company shall pay to Executive the compensation and benefits otherwise due and payable to him in a lump sum payment in cash, payable within 10 days after termination of employment, equal to the sum of (1) Executive’s then annual base salary (“Base Salary”) and any accrued vacation pay through the date of termination of employment, and (2) Executive’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the date of termination of employment occurs if such bonus has not been paid as of the date of termination of employment.

(b) Termination for Death or Disability. If Executive’s employment is terminated by death or because of Disability, as defined in Section 3(c), the Company shall pay to the estate of Executive or to Executive, as the case may be, a lump sum payment in cash, payable within 10 days after termination of employment, equal to the sum of (1) Executive’s accrued Base Salary and any accrued vacation pay through the date of termination of employment, and (2) Executive’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the date of termination of employment occurs if such bonus has not been paid as of the date of termination of employment.

(c) Termination by the Company Without Cause or By Executive for Good Reason. Subject to Section 3(c)(8) below, if Executive’s employment is terminated by the Company without Cause, or is terminated by Executive for Good Reason, at any time during the Term (including extensions thereof), except during the Change in Control Protection Period (as defined in Executive’s Change In Control Severance Agreement dated                     ) (“Change in Control Severance Agreement”), Executive will be entitled to the following payments and benefits outlined in this Section 3(c):

(1) Payment of Accrued Obligations. The Company shall pay to Executive a lump sum payment in cash, no later than 10 days after the date of termination of employment, equal to the sum of (1) Executive’s accrued Base Salary and any accrued vacation pay through the date of termination of employment, and (2) Executive’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the date of termination of employment occurs if such bonus has not been paid as of the date of termination of employment.

(2) Payment of Severance. Subject to Section 3(c)(7) below, the Company shall pay to Executive a lump sum cash payment, no later than 10 days after such termination, equal to one (1) times Executive’s Final Pay as defined in Section 3(d). In the event Executive materially breaches any non-compete or confidentiality agreement then in effect with the Company, Executive agrees to return to the Company all amounts received under this Section 3(c)(2).

(3) Equity. Subject to Section 3(c)(7) below, (a) any unvested restricted stock (or restricted stock units) held by Executive immediately prior to termination of employment that was otherwise scheduled to vest during the one (1) year period following termination shall not be forfeited and instead shall be immediately vested and all applicable restrictions on any shares under any such grants shall lapse, and (b) any unvested stock appreciation rights or options held by Executive immediately prior to termination of employment that were otherwise scheduled to vest during the one (1) year period following termination shall not be forfeited and instead shall vest in accordance with such schedule, and shall then be exercisable for a period of ninety (90) days following such vesting. Other than the foregoing, Executive’s rights with respect to equity grants shall be governed by the Trex Company, Inc. 2005 Stock Incentive Plan (or a successor plan) and any equity agreement associated with the grant of such equity.

(4) Benefit Continuation. Subject to Section 3(c)(7) below, commencing on the date immediately following Executive’s date of termination of employment and continuing for 12 months (or such lesser time as required to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (the “Welfare Benefit Continuation Period”), the Company shall cover Executive under the same type of Company-sponsored group health plan and dental plan (e.g., individual or family coverage) in which he was covered immediately prior to termination of employment. The Executive shall receive such continued coverage under the same terms and conditions (e.g., any requirement that employees pay all or any portion of the cost of such coverage) that would apply if Executive had continued to be an employee of the Company during the Welfare Benefit Continuation Period.

(5) For each month during the Welfare Benefit Continuation Period in which Executive’s continued coverage under an insured plan is not possible, the Company shall, in lieu of providing the coverage described in the preceding paragraph, make a monthly cash payment to Executive equal to the monthly premium the Company would be charged for coverage of a similarly-situated employee. The Company shall not be obligated to “gross up” or otherwise compensate Executive for any taxes due on amounts paid pursuant to the preceding sentence.

(6) Notwithstanding any other provision of this Section 3(c), the Company’s obligation to provide continued coverage (or, in lieu thereof, make a cash payment) pursuant to this Section 3(c) shall expire on the date Executive becomes covered under one or more plans sponsored by a new employer (other than a successor to the Company) that, at the sole discretion of the Administrator, as defined in Section 3(e), are determined to provide coverage at least equivalent in the aggregate to the benefits continued under Section 3(c)(4). The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the expiration of the Welfare Benefit Continuation Period.

(7) Release. The Executive shall not be eligible to receive any payments or benefits provided in Section 3(c) (other than payments under Section 3(c)(1)) unless he first executes a written release and agreement substantially in the form attached hereto as Exhibit A and does not revoke such release and agreement within the time permitted therein for such revocation. The release and agreement shall be executed and become irrevocable within sixty (60) days after the Executive’s employment termination date.

(8) Restriction on Timing of Distribution. Anything in this Agreement to the contrary notwithstanding, if (1) on Executive’s date of termination of employment, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (2) as a result of such termination, Executive would receive any payment that, absent the application of this Section 3(c)(8), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(1)(B) of the Code, then no such payment shall be payable prior to the date that is the earliest of (x) six months after Executive’s date of termination of employment, (y)

Executive’s death or (z) such other date as will cause such payment not to be subject to such interest and additional tax. For the avoidance of doubt, upon the Executive’s involuntary separation from service (as defined in Treas. Regs. §1.409A-1(n)), the preceding sentence shall not prevent payment to the Executive during such six-month period of an aggregate amount not exceeding the lesser of (a) two (2) times the sum of the Executive’s annualized compensation based upon the annual rate of pay for his taxable year preceding the taxable year of the separation from service, or (b) two (2) times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive has a separation from service, as permitted pursuant to Treas. Regs. §1.409A-1(b)(9)(iii).

(f) Termination During a Change in Control Protection Period. If Executive’s employment is terminated during a Change in Control Protection Period (as that term is defined in Executive’s Change in Control Severance Agreement), Executive shall be entitled to receive such severance payments and benefits as are set forth in Executive’s Change in Control Severance Agreement, and shall not be entitled to any benefits under this Section 3.

3. Definitions.

(a) “Cause” means one of the following reasons for which the Executive’s employment with the Company is terminated: (1) Executive’s willful or grossly negligent misconduct that is materially injurious to the Company; (2) Executive’s embezzlement or misappropriation of funds or property of the Company; (3) Executive’s conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (4) Executive’s conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; or (5) Executive’s willful failure or refusal by Executive to devote his full business time (other than on account of disability or approved leave) and attention to the performance of his duties and responsibilities if such breach has not been cured within 15 days after written notice thereof is given to the Executive by the Board.

(b) For the purposes of this Agreement, “Good Reason” shall exist upon: (1) a material and adverse change in Executive’s status or position(s) as an officer or management employee of the Company, including, without limitation, any adverse change in his status or position as an employee of the Company as a result of a material diminution in his duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to him of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Company that is cured promptly upon his giving notice), or any removal of Executive from or any failure to reappoint or reelect him to such position(s) (except in connection with Executive’s termination other than for Good Reason); (2) a 10% or greater reduction in Executive’s aggregate Base Salary and targeted bonus, other than any such reduction proportionately consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company; (3) Company’s requiring Executive to be based at an office that is both more than 50 miles from where his office is located and further from his then current residence; or (4) a material breach by the Company of this Agreement; provided, however, that if any of the conditions in this Section 3(b) exists, Executive must provide notice to the Company no more than ninety (90) calendar days following the initial existence of the condition and his intention to terminate his employment for Good Reason. Upon such notice, the Company shall have a period of thirty (30) calendar days during which it may remedy the condition.

(c) For the purposes of this Agreement, the term “Disability” shall have the meaning given that term under the Trex Company, Inc. disability plan carrier, as in effect at the time a determination of Disability is to be made.

(d) For the purposes of this Agreement, the term “Final Pay” shall be defined as the sum of (1) Executive’s Base Salary in effect at the time employment terminates (without taking into consideration a reduction in Base Salary which constitutes “Good Reason” as provided in Section 3(b)(2) above), and (2) the greater of (A) Executive’s targeted cash bonus for the year immediately prior to the year in which employment terminates or (B) the actual cash bonus earned by the Executive for the year immediately prior to the year in which employment terminates.

(e) For the purposes of this Agreement, the term “Administrator” means the Compensation Committee of the Board of Directors or such other person or persons appointed from time to time by the Committee.

4. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed, in the case of Executive, to Executive’s address as shown on the Company’s records and, in the case of the Company, to the Company’s principal office, to the attention of the General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5. Entire Agreement. This Agreement, together with the Executive’s Change In Control Severance Agreement, any stock appreciation rights agreement, restricted stock agreement and/or any other equity agreement issued pursuant to the Trex Company, Inc. 2005 Stock Incentive Plan (or a successor plan), the Director/Officer Indemnification Agreement dated                     , and the

restrictive covenant agreement dated                     , constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

6. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

7. Governing Law. This Agreement shall be construed, interpreted and enforced as a sealed instrument under and in accordance with the laws of the Commonwealth of Virginia, without reference to the conflicts of laws provisions thereof. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Virginia (or, if appropriate, a federal court located within Virginia), and the Company and Executive each consents to the jurisdiction of such a court.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him. Notwithstanding the foregoing, in the event of Executive’s death, any payments that Executive was otherwise entitled to under this Agreement shall be made to his estate.

9. Acknowledgment. Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act. The Company represents that it has obtained all necessary consents and approvals to execute this Agreement.

10. Miscellaneous.

(a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) Termination of employment under this Agreement shall mean a separation from service under Section 409A of the Code.

(d) In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Trex Company, Inc.

Ronald W. Kaplan
Chairman, President and Chief Executive Officer

Executive:

Name:

EXHIBIT A

RELEASE AGREEMENT

This Release is made as of                     , 20    , by and between Trex Company, Inc., a Delaware corporation (“Trex”), and                              (“Employee”). The parties, desiring to settle all differences between them, hereby agree as follows:

1. Termination and Payment of Salary. The parties acknowledge that Employee’s employment with Trex is terminated as of the date this Agreement is executed, thereby discontinuing any employer/employee relationship between Trex and Employee as of that date. This Release is being executed pursuant to Section 3(c)(7) of the Severance Agreement between Trex and the Employee dated July 27, 2011 (the “Severance Agreement”).

2. Waiver and Release of Claims.

(a) Employee on behalf of Employee and any related individuals and entities, and Employee’s heirs, successors and assigns, hereby unconditionally releases and forever discharges Trex and its past and present parents, subsidiaries and divisions, its related or affiliated companies, their predecessors, successors, assigns past and present, and partners, officers, directors, agents, representatives, attorneys, employees or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as “Trex”), from any and all claims, causes of action, charges, debts, liabilities, demands, obligations, promises, acts, agreements, damages and costs of any nature whatsoever, in law or equity, whether known or unknown, (collectively referred to as “claims”) which Employee has or may have against Trex arising up to and including the date of execution of this Agreement, including any and all claims arising out of Employee’s employment and/or termination of employment with Trex.

(b) Without limiting the general nature of the foregoing waiver and release in subsection (a), Employee acknowledges and agrees that the release and waiver includes, but is not limited to, any statutory, civil or administrative claim, whether arising under any contract, tort, federal, state or local statutes, ordinances or common law, any claim arising under federal, state, and local laws relating to wages and hours or which prohibits discrimination on the basis of race, sex, age, disability or any other form of discrimination, any claim for wrongful termination, and any claim based upon or connected with Employee’s employment with Trex including, but not limited to compensation, benefits, expenses and terms of employment.

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(c) Employee also agrees not to initiate any legal action, charge or complaint against Trex in any forum whatsoever to the extent that such legal action, charge or complaint would relate to matters covered or contemplated by this Agreement, or which is based on events which took place up to the execution hereof. In the event such actions, charges or complaints are asserted in the future by Employee, a material breach of this Agreement shall be deemed to have occurred, entitling Trex, in addition to any remedies available to it under law or equity, the return of the consideration set forth in Section 3(c)(2) of the Severance Agreement. Employee agrees to pay for any legal fees or costs incurred by Trex as a result of any knowing breach of Employee’s agreement in this subsection (c).

(d) For purposes of the waiver and release set forth in this Section 3 and the covenants contained herein, references to Trex shall include Trex and its officers, directors, employees, agents, representatives, related entities, successors and assigns.

(e) Notwithstanding the foregoing, this Release shall not apply to Employee’s rights (i) under the Severance Agreement between Trex and the Employee dated July 27, 2011, the Change in Control Severance Agreement between Trex and the Employee dated                     , (ii) under COBRA, (iii) to indemnification under Trex’s By-laws or applicable law and to directors’ and officers’ liability insurance coverage under the Company’s policies.

3. Further Covenants by Employee. Employee agrees: (a) not to make any public statement or statements concerning Trex, its business objectives, its management practices, or other sensitive information without first receiving Trex’s written approval; and (b) not to knowingly take any action which would cause Trex or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to Trex’s or any such person’s being held in disrepute by the general public or Trex’s employees, clients, or customers.

4. Litigation Support. Employee agrees to cooperate with, and assist, Trex in the defense of any claim, lawsuit or action instituted against Trex, where Employee has knowledge or information useful to the defense of the claim, suit or action, such cooperation to include Employee’s appearance as a witness, with or without subpoena, at any hearing, trial or deposition, provided Trex reimburses Employee for reasonable costs of travel and accommodation, and provided that such cooperation does not materially interfere with any subsequent employment of Employee.

5. Non-Disclosure. The parties agree that they will not disclose the circumstances under which Employee’s employment with Trex was terminated,

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except in connection with any action to enforce the terms of this Agreement or as necessary to respond to legitimate governmental requests for information or as may be required by law. In addition, any party may reveal the terms of this Agreement to such party’s accountants or attorneys.

6. No Admission of Liability. The parties agree and understand that neither this Agreement nor anything contained herein shall be construed as an admission by Trex of any liability whatsoever, which liability is expressly denied.

7. Knowing and Voluntary Waiver. Employee acknowledges that (a) Employee has carefully read and fully understands all the provisions of this Agreement; (b) Employee has been advised to consult an attorney, and that if Employee has not consulted with an attorney Employee has done so voluntarily; (c) Employee has not relied upon any representation or statement, written or oral, not contained herein; and (d) Employee has entered into this Agreement knowingly and voluntarily.

8. Acknowledgement of Consideration. Employee acknowledges that Employee’s waiver and release of rights and claims, and Employee’s undertaking of agreements and obligations as set forth in this Agreement are in exchange for valuable consideration which Employee would not otherwise be entitled to receive.

9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

10. Acknowledgment by Employee. Employee further states that Employee has carefully read this Agreement, including specifically Section 2 hereof (waiver and release of claims), that Employee acknowledges that Employee has been advised by Trex to consult with an attorney prior to executing this Agreement, that Employee knows and understands the contents, that Employee acknowledges that the waiver and release set forth in Section 2 hereof includes a waiver of any right or claim arising under the Age Discrimination in Employment Act, and that Employee executes the same as Employee’s own free act and deed. Employee further represents and agrees that Employee fully understands the terms, conditions, and final and binding effect of this Agreement, including specifically Section 2 hereof (waiver and release of claims), to be a full and final release of all claims with final and binding effect. Employee acknowledges that Employee has been given a period of at least twenty-one (21) days within which to consider this Agreement prior to Employee’s execution thereof. Furthermore, it is agreed that Employee shall have the right to revoke this Agreement by written notice to Trex within the seven (7) day period following its execution, and that this Agreement shall not become effective or enforceable until such seven-day period has expired. In the event

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this Agreement is revoked by Employee in accordance with provisions of this Section, or in the event that Employee challenges the validity of any of the provisions hereof including specifically Section 2 hereof (waiver and release of claims), Employee agrees to return to Trex all amounts received under the terms of the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last entered below:

TREX COMPANY, INC.

By:	Date

Date

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